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                                                                    EXHIBIT 99.3

                     CHEVRON PHILLIPS CHEMICAL COMPANY LLC

                      CHEVRON PHILLIPS CHEMICAL COMPANY LP

                               OFFER TO EXCHANGE

                         7% OUTSTANDING NOTES DUE 2011
                         FOR 7% EXCHANGE NOTES DUE 2011
                           THAT HAVE BEEN REGISTERED
                        UNDER THE SECURITIES ACT OF 1933

                                                                  April   , 2001

To Our Clients:

     Enclosed for your consideration is a Prospectus, dated April   , 2001, of
Chevron Phillips Chemical Company LLC, a Delaware limited liability company, (the "LLC") and Chevron Phillips Chemical Company LP, a Delaware limited partnership (the "LP" and together with the LLC, the "Company") and a related Letter of Transmittal (which together constitute the "Exchange Offer") relating to the offer by the Company to exchange its 7% Exchange Notes due 2011 (the "Exchange Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount of its 7% Outstanding Notes due 2011 upon the terms and subject to the Conditions contained in the Exchange Offer.

     We are the holders of record and/or participants in the book-entry transfer facility of Outstanding Notes held by us for your account. A tender of such Outstanding Notes can be made only by us as the record holder and/or participant in the book-entry transfer facility and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Outstanding Notes held by us for your account.

     We request instructions as to whether you wish to tender any or all of the Outstanding Notes held by us for your account pursuant to the terms and conditions of the Exchange Offer. We also request that you confirm that we may on your behalf make the representations contained in the Letter of Transmittal.

     Pursuant to the Letter of Transmittal, each of holder of Outstanding Notes will represent to the Company that (i) the holder is not an "affiliate" of the Company, (ii) any Exchange Notes to be received by the holder has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of such Exchange Notes. If the tendering holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Outstanding Notes, we will represent on behalf of such broker-dealer that the Outstanding Notes to be exchanged for the Exchange Notes were acquired by it as a result of market-making activities or other trading activities, and acknowledge on behalf of such broker-dealer that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. By acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes, such broker-dealer is not deemed to admit that it is an "underwriter" within the meaning of the Securities act.

     The Exchange Offer will expire at 5:00 P.M., New York City time, on
          , 2001, unless extended. The Exchange Offer is not conditioned upon any minimum number of Outstanding Notes being tendered.

                                      Very truly yours,

                                      THE BANK OF NEW YORK